EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces Change in Nasdaq Ticker Symbol

Austin, Texas, September 26, 2008 – National Western Life Insurance Company announced today a change in its Nasdaq ticker symbol to “NWLI” effective October 3, 2008. The symbol change is in response to Nasdaq moving to a four letter symbol format in place of a five letter format.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 9,200 contracted independent agents, brokers and consultants, and at June 30, 2008, maintained total assets of $6.8 billion, stockholders' equity in excess of $1.0 billion, and life insurance in force of approximately $18.3 billion.

For more information, including company news and investor relations information, visit the Company’s website at https:// www.nationalwesternlife.com.

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com